Exhibit 10.64

Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) if disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with “[***]” to indicate where omissions have been made.

LIMITED LIABILITY COMPANY AGREEMENT

among

CALCASIEU PASS FUNDING, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

August 19, 2019

2

		Page
Section 11.09	Severability	36
Section 11.10	No Third-Party Beneficiary	36
Section 11.11	Time Is of the Essence	36
Section 11.12	Limitation of Liability	36
Section 11.13	Counterparts	36

SCHEDULES

Schedule A —	Members
Schedule B —	Officers
Schedule C —	Form of Certificates

3

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Calcasieu Pass Funding, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 19, 2019 by and among Venture Global Calcasieu Pass Holding, LLC, a Delaware limited liability company (“Sponsor”), and Stonepeak Bayou Holdings II LP, a Delaware limited partnership (“Investor”).

WHEREAS, the Company was formed by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act (as defined below) on May 23, 2019;

WHEREAS, as of the date hereof, Sponsor has contributed $549,500,000 to the Company in exchange for Common Units (as defined below);

WHEREAS, on May 25, 2019, the Company, Sponsor and Investor entered into the Redeemable Preferred Unit Purchase Agreement relating to the issuance and sale of the Preferred Units (as defined below);

WHEREAS, the Company has elected to be treated as a corporation for U.S. federal income tax purposes;

AND WHEREAS Sponsor and Investor desire to establish certain rights and obligations between themselves as Members in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

As used in this Agreement, the following terms shall have the meanings given below.

“Act” means the Delaware Limited Liability Company Act.

“Affiliate” means (and as applicable as part of its derivative “Affiliated” means), with respect to any Person, the following: (i) any other Person that directly or indirectly, through one or more intermediaries, Controls such Person and (ii) any other Person that is Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Approved by Company”, “Approved by the Managing Member”, “Approval” or “Approved” means a proposal or action in respect of the Company that has been approved by the Managing Member in accordance with Article IV (subject to and without limiting, in each case, any applicable requisite consent of any Member(s), to the extent otherwise expressly required hereunder).

“Available Cash” means (without duplication) all unrestricted and distributable cash and cash equivalents of the Company, without taking into account cash and cash equivalents of its subsidiaries and net of any taxes payable (including any tax distributions under any tax sharing agreement for so long as the Company is a member of a consolidated, combined, unitary or similar group of which it is not the common parent for U.S. federal, state or local Tax purposes and solely to the extent they are payments by the Company to the direct or indirect owner(s) of its Equity Interests for the purposes of payment of such taxes, in amounts not to exceed the product of (x) the taxable net income of the Company for the relevant period, taking into account any net taxable losses with respect to prior periods, and (y) the highest marginal effective rate for the relevant tax purposes imposed on a corporation doing business in the State of Louisiana (such tax distributions up to such amount, “Permitted Tax Distributions”)), including (to the extent unrestricted and distributable) the amount of Net LNG Sales Proceeds received by the Company, less any portion thereof set aside by the Managing Member in order to maintain reasonably adequate reserves for operations as reasonably determined by the Managing Member.

“Base Return” means 100% of the Face Value, as increased (without duplication, but for the avoidance of doubt including any accrual and any cumulation) by any Accrued Distributions.

“Business Day” means a day other than Saturday, Sunday or statutory holiday on which commercial banks located in the city of New York, New York are open for business during normal banking hours.

“Calendar Year” means the period of 12 consecutive months starting on the first day of January at 12:00 a.m., Eastern standard time, and ending on the immediately following 31st day of December at 11:59 p.m. midnight, Eastern standard time. If any activity or event that is to be performed or that is to occur during or in respect of any Calendar Year established herein begins after January 1st of such Calendar Year, the period covered shall be the period from the time of commencement of the action or event through December 31st of the year in which the time of commencement occurs.

“Capital Contribution” means, subject to any limitations imposed by Legal Requirements, any contribution to the capital of the Company by a Member in respect of its Units in cash, property, the use of property, services or otherwise, whenever made.

“Certificate of Formation” means the certificate of formation of the Company as filed with the Secretary of State of the State of Delaware, as may be amended from time to time.

“Change in Control Event” has the meaning set forth in Section 6.03(b).

“Claims” has the meaning set forth in Section 3.09(b).

“Closing Date” means the date on which the conditions precedent to the sale and purchase of the Preferred Units under the Redeemable Preferred Unit Purchase Agreement shall have been satisfied or waived, the Preferred Units shall have been issued hereunder and the purchase price therefor shall have been paid.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commercial Operation Date” means the date on which: (a) each of the LNG Facility and the Lateral Pipeline have achieved “substantial completion” (or the equivalent) under the Facility EPC Agreements (as defined in the CP Holdings LLC Agreement) and the Pipeline EPC Agreement, respectively, including satisfactory completion of all commissioning and testing specified therein, and the LNG Facility has commenced operations in accordance with all performance guarantees; (b) all Project Costs (as defined in the CP Holdings LLC Agreement) due and payable have been paid, including any liquidated damages and final payments under Key Project Contracts (as defined in the CP Holdings LLC Agreement) (to the extent required by the Project Financing Documents), and all punch list and other remaining Project Costs, including any bonuses or other incentive payments owing to any counterparty, have been quantified and appropriate amounts have been set aside for the payment of such costs to the extent not paid; (c) each Foundation LNG SPA (as defined in the CP Holdings LLC Agreement) (together with each other Key Project Contract) and each Governmental Authorization then required for the operation of the Project shall be in full force and effect and no material default shall exist under any such Key Project Contract or Governmental Authorization; (d) the Company shall have notified each buyer under its relevant Foundation LNG SPA that the LNG Facility has become commercially operable and “commercial operation” (or the equivalent) shall have been achieved under each Foundation LNG SPA within the required time period after such notice (upon which designated commercial volumes of LNG are required to be delivered and taken under, and in accordance with, each such Foundation LNG SPA, notwithstanding any delivery of commissioning volumes prior thereto); and (e) the construction loans under the Project Financing have converted to term loans in accordance with the Project Financing Documents and no default or event of default exists under the Project Financing Documents.

“Common Member” has the meaning set forth in Section 3.01.

“Common Units” has the meaning set forth in Section 3.02(b).

“Company” has the meaning set forth in the preamble.

“Confidential Information” means the terms of this Agreement and any other information concerning any matters affecting or relating to the business, operations, assets, results or prospects of the Company or its subsidiaries, including information regarding plans, budgets, processes, except to the extent that such information has already been publicly released (in a manner that does not violate or breach this Agreement).

“Control” means (and as applicable as part of its derivatives “Controls” and “Controlled” means) possession, directly or indirectly, of the power to vote 50% or more of the voting power of such Person or to otherwise direct or cause the direction of the management or policies of a Person, whether through ownership of the voting power of such Person, by contract or otherwise.

“Covered Persons” has the meaning set forth in Section 3.09(a).

“CP Holdings” means Calcasieu Pass Holdings, LLC.

“CP Holdings LLC Agreement” means the LLC Operating Agreement of CP Holdings.

“Default Rule” means a provision of the Act that would apply to the Company unless otherwise provided in, or modified by, this Agreement.

“Distribution Rate” means:

(a)	prior to the eighth anniversary of the Closing Date, a rate of 10.0% per annum;

(b)

from and after the eighth anniversary of the Closing Date, a rate per annum equal to the sum of (i) 10.0% plus (ii) an additional 0.50% for every six-month period following such eighth anniversary, but shall in no event exceed 15.0% per annum.

“Dollars”, “dollars” or “$” means currency of the United States of America unless otherwise specifically indicated.

“Encumbrance” or “Encumbrances” means mortgages, charges, deeds of trust, security interests, pledges, liens, royalties, overriding royalty interests, preferential purchase rights or other encumbrances or burdens of any nature whether imposed by contract or operation of law.

“Entity” means any corporation (including any non-profit corporation), company, limited liability company, limited duration company, general partnership, limited partnership, limited liability partnership, joint venture, joint stock association, estate, trust, cooperative foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature recognized under the laws of any jurisdiction.

“EPC Force Majeure” means a “Force Majeure” event under and as defined in any Facility EPC Agreement or the Pipeline EPC Agreement.

“Equity Interests” of any Person means (a) any and all capital stock of such Person, or other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such Person, and (b) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such capital stock or other equity interest or participation.

“Face Value” means, as of each time of determination, with respect to Preferred Units, the Initial Face Value, as may be increased pursuant to Section 6.01.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure” means either an EPC Force Majeure or an LNG SPA Force Majeure.

“Future Common Contributions” has the meaning set forth in Section 3.02(d).

“GAAP” has the meaning set forth in Section 5.02(a)(i).

“Governmental Authority” means any governmental authority, local authority or political subdivision of any of the foregoing, any multi-national organization or body, any agency,

department, commission, board, bureau, court or other authority thereof or any quasi-governmental or private body having jurisdiction or entitled to exercise any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, transfer, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Indebtedness” means any of the following: (a) the principal of and accrued interest, premium (if any) or penalties on, and premiums or penalties that would arise as a result of prepayment of, (i) any indebtedness for borrowed money of any kind, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations, contingent or otherwise, under banker’s acceptance credit, letters of credit or similar facilities, (iv) any obligations representing capital lease obligations in respect of sale and leaseback transactions, (v) any obligations representing the net amount owing under any hedging obligations, and (vi) any obligation under conditional sale or other title retention agreements relating to purchased property or assets; (b) any obligations to pay the deferred purchase price of property, assets or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; and (c) any guaranty of any of the foregoing.

“Initial Capital Contribution” has the meaning set forth in Section 3.02(c).

“Initial Face Value” means, with respect to Preferred Units, an initial value of $100.

“Investment Fund” means any financial sponsor, investment fund, or any investment manager, administrator or advisor, or any similar firm or vehicle making financial investments in debt or equity securities or interests as part of the ordinary course of its business (in each case, including any alternative investment vehicles, parallel funds and parallel accounts, co-invest vehicles or other investment vehicles thereof), and any Affiliate thereof (excluding any such Affiliate that is a portfolio company, but for the avoidance of doubt including any such Affiliate that is a co-invest vehicle).

“Investor” has the meaning set forth in the preamble.

“Involved Parties” has the meaning set forth in Section 8.02(a).

“IPO” means the initial sale of equity or equivalent securities of the Company, any of its subsidiaries or any successor to any of the foregoing (including pursuant to any restructuring, recapitalization or reorganization), to the public pursuant to an effective registration statement filed under the Securities Act (or any foreign reasonable equivalent).

“Lateral Pipeline” has the meaning set forth in the definition of Lateral Pipeline Project.

“Lateral Pipeline Project” means the development, design, financing, engineering, procurement, construction, installation, tying-in, testing, commissioning, completion, ownership, insurance, operation and maintenance of a 42-inch diameter, approximately 24-mile long natural gas pipeline (the “Lateral Pipeline”) that is being developed by TCP and that will extend to the LNG Facility from interconnection points within the vicinity of Grand Cheniere Station in Cameron Parish, Louisiana.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority, any agreement with a Governmental Authority and the terms of any Governmental Authorization.

“Liquidation Event” has the meaning set forth in Section 6.03(a).

“LNG Facility” means the 10.0 MTPA (nameplate) natural gas liquefaction and LNG export facility being developed by the Project Company in Cameron Parish, Louisiana, including: (i) nine modular approximately 1.25 MTPA natural gas liquefaction blocks, (ii) two 200,000 cubic meter cryogenic LNG storage tanks, (iii) a marine terminal with two ship-loading berths for LNG vessels up to 185,000 cubic meters in capacity, (iv) a 620 MW onsite combined cycle gas turbine power plant, (v) a natural gas pretreatment system capable of treating approximately 2,024 MMSCFD of natural gas, (vi) a perimeter wall currently anticipated to be 31 feet high on the north, east, and south sides of the terminal site and a 26.5 feet high berm on the west side of the terminal site and associated surge protection walls, (vii) administration and operating and maintenance buildings, (viii) all required utilities, instruments, control systems and piping, and (ix) all associated real property interests (including any leased real property).

“LNG Facility Project” means the development, design, financing, engineering, procurement, construction, installation, tying-in, testing, commissioning, completion, ownership, insurance, operation and maintenance of the LNG Facility.

“LNG SPA Force Majeure” means a “Force Majeure” event under and as defined in any Foundation LNG SPA.

“Lock-Up Period” means, (a) in respect of any Member other than Sponsor, the period commencing on the date hereof and ending on the first year anniversary of the Commercial Operation Date, and (b) in respect of Sponsor, the period commencing on the date hereof and ending on the first year anniversary of the Commercial Operation Date or, solely in respect of any direct Transfer, the Redemption in Full Date, if later than such first year anniversary.

“Majority Approval” means the affirmative vote or written consent of the holders of a majority of the outstanding Preferred Units.

“Managing Member” means the Sponsor.

“Member Indemnitors” has the meaning set forth in Section 3.09(d).

“Members” means Sponsor and Investor as owners of the Units, and “Member” means either one of them.

“MMSCFD” means million standard cubic feet per day.

“MTPA” means million tonnes of LNG per annum.

“Net LNG Sales Proceeds” means (without duplication) the total amounts received by the Company from the sale by the Company and its subsidiaries of LNG produced and loaded at the LNG Facility prior to the Commercial Operation Date (such period, the “Pre-Commercial Production Period”), less: (1) the aggregate amount of costs incurred by the Company and its subsidiaries in respect of all natural gas purchased to operate the LNG Facility or a portion thereof and produce LNG during the Pre-Commercial Production Period; (2) the aggregate amount incurred by the Company and its subsidiaries during the Pre-Commercial Production Period in respect of all natural gas transportation capacity; (3) the aggregate amount of costs incurred by the Company and its subsidiaries during the Pre-Commercial Production Period to operate the LNG Facility, including operating expenses, labor, consumables, port services, line handling charges, insurance costs, debt service, and sales and use, property, ad valorem or similar taxes; (4) the Company’s and its subsidiaries’ estimated income taxes on the Net LNG Sales Proceeds; (5) amounts paid by the Company and its subsidiaries under each LNG sales agreement entered into with respect to LNG sold during the Pre-Commercial Production Period, such as demurrage or other charges; (6) any amounts required to pay any incentive payments to any contractor, including payments of a portion of revenues; (7) working capital costs; and (8) general and administrative overhead for intercompany services during the Pre-Commercial Production Period, and after giving effect to any allocation of such proceeds to pay for Project Costs pursuant to the Project Financing Documents.

“Officer” has the meaning set forth in Section 5.01(a).

“Party” means each of the Members and the Company individually, and “Parties” means the Members and the Company, collectively.

“Percentage Interest” means, as of any date of determination, as to any Common Member with respect to Common Units the quotient obtained by dividing (a) the number of Common Units held by such Member by (b) the total number of outstanding Common Units. For avoidance of doubt, the Percentage Interest with respect to any Preferred Member shall at all times be zero.

“Permitted Tax Distributions” has the definition set forth in the definition of Available Cash.

“Permitted Upstream Transfer” means, (a) with respect to any Member that is or is Controlled by, or otherwise directly or indirectly owned in whole or in part by, an Investment Fund, any direct or indirect Transfer or issuance of equity ownership (i) in such Investment Fund that is generally passive (which, for purposes of this definition shall include equity ownership that does not (A) have the right to vote with respect to, or otherwise Control, the day-to-day management activities of such Investment Fund or (B) have more than customary limited rights or ability to participate in any decision-making with respect to any action or exercise any right of a Member under this Agreement, except for such rights as are generally provided under agreements generally applicable to (x) the investors in such Investment Fund or (y) investments by such Investment Fund), (ii) in the investment manager, administrator or advisor or other Person providing management, administrative or advisory services to such Investment Fund in the ordinary course of its and such Investment Fund’s business, or (iii) to such Investment Fund and

(b) with respect to any Member, (i) any offering of equity securities of such Member, or of any Person directly or indirectly having equity ownership of such Member, to the public pursuant to an effective registration statement filed under the Securities Act (or any foreign reasonable equivalent), (ii) any Transfer of equity securities of such Member, or of any Person directly or indirectly having equity ownership of such Member, that are listed on a national securities exchange and registered under the Securities Exchange Act of 1934 (or any foreign applicable law) and (iii) any Transfer of equity securities of Sponsor, provided, in each case of (a) and (b) above, that the transferee is not a Prohibited Person.

“Person” means any individual (including a personal representative), trust, Entity or Governmental Authority.

“Pipeline EPC Agreement” means the Pipeline Construction Agreement, dated as of January 23, 2019, by and between TPC and WHC, LLC, as amended by Amendment No. 1 to Pipeline Construction Agreement, dated as of June 28, 2019, and supplemented by LNTP No. 1 dated as of January 24, 2019 and LNTP No. 2 dated as of January 25, 2019, Change Order No. 1, dated as of June 13, 2019, Change Order No. 2, dated as of June 14, 2019, Change Order No. 3, dated as of July 19, 2019, and Full Notice to Proceed, dated as of June 28, 2019, by and between TCP and WHC, LLC.

“Pledgor” means Calcasieu Pass Pledgor, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the CP Holdings.

“Preferred Member” has the meaning set forth in Section 3.01.

“Preferred Preference Amount” has the meaning set forth in Section 6.03(a).

“Preferred Units” has the meaning set forth in Section 3.02(b).

“Prohibited Person” means any Person (other than Investor or Sponsor) that (i) is a foreign national oil or gas company, (ii) together with all of its Affiliates (taken as a whole) is primarily engaged in the business of developing, owning, or operating a greenfield national gas liquefaction project located in North America or an LNG export terminal located in North America; provided that this subpart (ii) shall not include Investment Funds investing in portfolio companies that qualify as Prohibited Persons pursuant to this subpart (ii); and provided, further, that such Person shall have entered into appropriate confidentiality arrangements and otherwise implemented and shall maintain internal institutional information barriers to prevent the disclosure to and use of the information of the Company and its Affiliates in respect of, for the benefit of or by such portfolio companies, (iii) is (or has any Affiliate, excluding portfolio companies, that is) engaged in any material litigation against the Company, its subsidiaries, the other Members or any of their respective Affiliates, (iv) any Investment Fund whose investment mandate is primarily to make financial investments in distressed equity or distressed debt securities (“Vulture Funds”), or any Affiliate of any such Vulture Fund that is reasonably identifiable based on the name of such Affiliate; provided, that this clause (iv) shall not include Affiliated Investment Funds, or portfolio companies or other Affiliates, of Vulture Funds, that do not have an investment mandate that is primarily to make financial investments in distressed equity or distressed debt securities so long as such Person shall have entered into appropriate confidentiality arrangements and otherwise implemented and shall maintain internal institutional information barriers to prevent the disclosure to and use of the information of the Company and its Affiliates in respect of, for the benefit of or by such Vulture Fund, or (v) is (or has any Affiliate that is) subject to and will cause the Company or any of its subsidiaries to become subject to sanctions, counterterrorism, anti-money laundering or criminal actions or civil complaints predicated on fraud, corruption or material securities law violations, or any laws or proceedings similar to the foregoing.

“Project” means the LNG Facility Project or the Lateral Pipeline Project, individually or collectively.

“Project Company” means Venture Global Calcasieu Pass, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, procuring, purchasing, developing (including costs incurred in connection with preparing for and implementing a Project Financing), optioning, permitting, insuring, constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, site preparation, materials, spare parts, gas, transportation, pre-commercial operation operating costs and labor for) the Project, together with financing costs, including interest during construction and reserves.

“Project Financing” means all Project level debt financing for the construction, operation and maintenance of the Project to be obtained by the Project Company and/or TCP from one or more Senior Lenders.

“Project Financing Documents” means the documents evidencing or setting forth the terms and conditions of the Project Financing.

“Quarterly Distribution Date” means the distribution date established by the Managing Member as promptly as practicable following the last day of each calendar quarter (which shall, in any case, occur no later than thirty (30) days following the last day of such calendar quarter).

“Redeemable Preferred Unit Purchase Agreement” means the Redeemable Preferred Unit, dated as of May 25, 2019, by and among Sponsor, the Company and the purchasers party thereto.

“Redeemed in Full Date” means the date on which all of the outstanding Preferred Units have been redeemed in full.

“Redemption Date” has the meaning set forth in Section 6.04(i).

“Redemption Price” has the meaning set forth in Section 6.04(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Lenders” means the commercial banks and other institutional lenders (including any such lenders purchasing debt securities of the Project Company and/or TCP) that are party to the Project Financing, together with any agent or trustee therefor.

“Specified Covered Persons” has the meaning set forth in Section 3.09(d).

“Sponsor” has the meaning set forth in the preamble.

“TCP” means TransCameron Pipeline, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company.

“Transfer” (a) when used as a verb, means, directly or indirectly, to sell, grant, assign, create an Encumbrance on, pledge, charge or otherwise convey, or dispose of or commit to do any of the foregoing (and “Transferred” shall have the correlative meaning) and (b) when used as a noun, means a direct or indirect sale, grant, assignment, Encumbrance, pledge, charge, conveyance or other disposition (and “Transferor” and “Transferee” shall have the correlative meaning). For avoidance of doubt, any sale, assignment, or other transfer of any part or all of Investor by any parent entity of Investor shall constitute a Transfer.

“Units” means the units into which the interests in the Company are divided.

“Vulture Funds” has the meaning set forth in the definition of Prohibited Person.

Section 1.02 Interpretation, Etc.

This Agreement is the result of negotiations among the Parties, and the terms and provisions hereof (except where otherwise defined or the context otherwise requires) shall be construed in accordance with their usual and customary meanings. The captions or headings of sections or subsections of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement. Insofar as is permissible under applicable Legal Requirements, the Parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed agreement or any earlier draft of the same. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section or Schedule shall be to a Section or Schedule, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The phrases “directly or indirectly” or “direct or indirect”, when used in the context of ownership, holdings, Control, Transfer, investment or acquisition include ownership, holdings, Control, Transfer, investment or acquisition, as applicable, through a chain of direct or indirect beneficial ownership or Control of one or more Persons. Where any provision in this Agreement refers to Transfers by any Person, such provision will be applicable whether such Transfer is made directly by such Person or by any Person directly or indirectly owning or holding any Equity Interests in such Person (it being understood and agreed, for the avoidance of doubt, that the provisions of this Agreement relating to any Transfer by any Member or any Transfer of the Equity Interests then owned by any Member shall be deemed to also apply to any Transfer of any Equity Interests in any Person directly or indirectly holding any Equity Interests in such Member). As used herein, the terms “portfolio company” and “co-invest vehicle” shall have the meanings commonly ascribed to such terms in the private equity industry. The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless the context otherwise expressly requires, the word “or” shall not be exclusive. References in this Agreement to any Person shall mean and be a reference to such Person and its successors and permitted assigns (including in the case of any Member, such Member’s direct Transferees in respect of any Units directly Transferred in accordance with this Agreement). References in this Agreement to any agreement or contract, unless otherwise specified, shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. References in this Agreement to any Person shall mean and be a reference to such Person and its successors and permitted assigns (including in the case of any Member, such Member’s direct Transferees to the extent permitted under this Agreement). Where the term “subject to applicable Legal Requirements” is used, any applicable Legal Requirement shall govern or limit the referenced matter or action except to the extent that such Legal Requirement can be waived or overridden by agreement, in which case such Legal Requirement shall be deemed to have been waived and overridden by this Agreement to the extent that terms hereof conflict with such Legal Requirement within the limits of such permitted waiver or override. If and to the extent there is such a conflict which cannot be avoided, the Parties will work together in good faith using all available legal means (within reason) to carry into effect the intent of the Parties as evidenced by this Agreement.

Section 1.03 Schedules.

The following Schedules are attached to and form part of this Agreement:

Schedule A	—	Members

Schedule B	—	Officers

Schedule C	—	Form of Certificates

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.01 Formation.

The Company was formed on May 23, 2019 pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

Section 2.02 Name.

The name of the Company is “Calcasieu Pass Funding, LLC”. All business of the Company will be conducted in such name or such other name as is Approved by the Managing Member.

Section 2.03 Purpose.

The purpose of the Company shall be to engage in any lawful business, purpose or activity that may be engaged in by a limited liability company organized under the Act, provided, however, that the Company shall not, except with prior written Majority Approval:

(a) engage in any business other than owning Equity Interests in CP Holdings and activities reasonably related thereto (including exercising its rights and performing its obligations pursuant to CP Holdings LLC Agreement and consummating dispositions of the Equity Interest in CP Holdings to the extent permitted under CP Holdings LLC Agreement and this Agreement) and will not own any other assets or incur any other liabilities;

(b) form or have any direct or indirect subsidiary other than CP Holdings and (indirectly through CP Holdings) its direct and indirect subsidiaries, or own any Equity Interest in any other Person other than the Equity Interests in CP Holdings;

(c) issue any Equity Interests in the Company that rank senior to or pari passu with the Preferred Units;

(d) incur any Indebtedness, or create, incur, assume or otherwise cause or permit to exist any Encumbrance of any kind on the Equity Interests held or owned by, or other assets of, the Company, unless the proceeds of such Indebtedness redeems all of the issued and outstanding Preferred Units in full in accordance with Section 6.04 concurrently with the incurrence of such Indebtedness;

(e) Transfer any Equity Interests of CP Holdings held by the Company (other than indirect Transfers effected solely through Transfers of Equity Interests of the Company);

(f) make any payment to, or enter into any transaction, contract or agreement with any Common Member or any of its Affiliates, other than (i) the tax sharing agreement referenced in the definition of “Available Cash”, (ii) Permitted Tax Distributions and other distributions in respect of the Common Units expressly permitted by the other sections of this Agreement and (iii) reasonable reimbursements for general and administrative out-of-pocket expenses (with reasonable supporting documentation to the extent requested by Majority Approval) incurred on behalf of the Company for its operation and maintenance in accordance with this Agreement, whether pursuant to any formal agreement or arrangement or otherwise;

(g) make any purchase or redemption of any Common Units; or

(h) use any cash or cash equivalents for any purpose other than to pay distributions or expenses of the Company in accordance with this Agreement or hold any such cash or cash equivalents other than in deposit accounts or securities accounts of the Company invested only in (i) cash, (ii) marketable obligations, maturing within twelve (12) months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States and (iii) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s.

Section 2.04 Principal Place of Business; Foreign Qualifications.

The principal place of business of the Company shall be located at such location as may hereafter be determined by the Managing Member. The location of the Company’s principal place of business may be changed by the Managing Member from time to time in accordance with the then applicable provisions of the Act and any other applicable Legal Requirements. The Managing Member may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates to establish, continue or terminate the qualification of the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.05 Fiscal Year.

The fiscal year for the Company shall be the Calendar Year.

Section 2.06 Registered Office; Registered Agent.

The address of the registered office of the Company as of the date of this Agreement is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company on the date of this Agreement is The Corporation Trust Company. The Managing Member may designate another registered agent or registered office from time to time in accordance with the then applicable provisions of the Act and any other applicable Legal Requirements.

Section 2.07 Powers.

The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.03.

Section 2.08 Term.

The term of the Company commenced on the date of the initial filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue in perpetuity, unless sooner terminated in accordance with Article X or the Act.

Section 2.09 Title to Property.

All real and personal property owned or leased by the Company shall be owned or leased by the Company as an entity and no Member shall have any ownership or leasehold interest in such property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

Section 2.10 No Liability to Third Parties.

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as an officer.

Section 2.11 Other Business Opportunities; Independent Acquisition of Properties.

Notwithstanding anything to the contrary in this Agreement or the Act, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to either Member or to any Managing Member. Except as expressly provided in this Agreement, each Member shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with operations conducted hereunder, without consulting the other Member. Sponsor shall not have any duty to the Company or any Member by reason of this Agreement to present any particular corporate, business or investment opportunity (including any opportunity with respect to the sale and purchase of LNG) to the Company or any Member, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company or any of its subsidiaries, and any purported failure will not be deemed to be a breach of this Agreement, the Act or any other applicable law, and Sponsor shall continue to have the right to take for its own accounts or as a partner, shareholder, fiduciary or otherwise, or to recommend to others, any such particular opportunity. Investor shall not have any duty to the Company or any Member by reason of this Agreement to present any particular corporate, business or investment opportunity to the Company or any Member, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company or any of its subsidiaries, and any purported failure will not be deemed to be a breach of this Agreement, the Act or any other applicable law, and each Investor shall continue to have the right to take for its own accounts or as a partner, shareholder, fiduciary or otherwise, or to recommend to others, any such particular opportunity. To the fullest extent permitted by applicable law, each Member (in its own name and in the name and on behalf of the Company) expressly waives any conflicts of interest or potential conflicts of interest and agrees that no Member or its Affiliates shall have any liability to any Member, any Affiliate thereof, or the Company with respect to such business or investment opportunities or any such related direct competition, conflicts of interest or potential conflicts of interest, and none of the same shall constitute a breach of this Agreement or of any duty expressed or implied by law to any Member or the Company. Each Member (in its own name and in the name and on behalf of the Company) acknowledges, affirms and agrees that (i) the execution and delivery of this Agreement by the Members is of material benefit to the Company and the Members, and that no Member would be willing to (x) execute and deliver this Agreement, and (y) hold the Units, without the benefit of this Section 2.11 and the agreement of the parties; and (ii) they have reviewed and understand the provisions of Sections 18-1101(b) and (c)  of the Act.

Section 2.12 No Agency.

Nothing contained in this Agreement or in the Certificate of Formation shall be deemed to constitute any Member the partner of any other Member, respectively, to create any fiduciary relationship between them, nor, except as otherwise herein expressly provided, to constitute any Member the agent or legal representative of any other Member, respectively. No Member shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Member in its individual capacity, except as otherwise expressly provided herein. Each Member shall indemnify, defend and hold harmless the other Member and its Affiliates, their directors, managers, officers, employees, agents and attorneys, from and against any and all losses, claims, damages and liabilities arising out of any act or assumption of liability by the indemnifying Member or any of their respective directors, managers, officers, employees, agents or attorneys, done or undertaken, or apparently done or undertaken, on behalf of the other Member or the Company, except pursuant to authority expressly granted in the Certificate of Formation or in this Agreement or conferred in writing by the Managing Member. Nothing in this Section 2.12 shall be deemed to lessen any power or authority, express or implied, of any director, manager, officer or committee of the Company.

Section 2.13 Priority of Agreements; Default Rules.

(a) This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent permitted by applicable Legal Requirements and the Act and as among the Members, the provisions of this Agreement shall apply to any matter related to the Company that is not covered by the Certificate of Formation. In the event of any inconsistency between the terms and conditions of the Certificate of Formation and the terms and conditions of this Agreement, the terms and conditions of this Agreement, to the extent permitted by the Act, shall apply by the means set out in the following sentence. The Members shall, subject to the Act, take such action as may be appropriate, including amending the Certificate of Formation, to remove such conflict, ambiguity or inconsistency and to permit the Company and its affairs to be carried on in accordance with this Agreement.

(b) Regardless of whether this Agreement specifically refers to a particular Default Rule, to the extent permitted under the Act, (i) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement shall control and such Default Rule is hereby modified or negated accordingly and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, such Default Rule is hereby modified or negated accordingly.

Section 2.14 Liability Several.

The rights, duties, obligations and liabilities of the Members under the Certificate of Formation and this Agreement shall be several and not joint or collective. Each Member shall be responsible only for its obligations as set out in the Certificate of Formation and in this Agreement and shall be liable only for its share of costs and expenses as provided herein.

Section 2.15 Capacity of Members.

(a) General. As of the date hereof, Sponsor represents and warrants to Investor and Investor represents and warrants to Sponsor that, with respect to itself:

(i) it is duly organized and in good standing in its place of organization;

(ii) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(iii) it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the execution or implementation of this Agreement;

(iv) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(v) it owns its Units free of any Encumbrances (other than those set forth in this Agreement);

(vi) no Person has any right or option to acquire from it or its Affiliates, directly or indirectly, any right, title or interest of any nature in or to its Units; and

(vii) it is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(b) Survival. The representations and warranties contained in Section 2.15(a) shall survive the execution hereof for a period of two years from the date hereof. The time permitted for bringing a claim may be affected by any applicable limitation periods under applicable Legal Requirement of the State of Delaware.

Section 2.16 Tax Status.

It is the intent of the Members that the Company be taxed as a corporation for U.S. federal, state, and local tax purposes. The Managing Member shall at the Company’s expense prepare and file or cause to be prepared, filed and distributed all tax forms and returns required of the Company.

ARTICLE III.

MEMBERS

Section 3.01 Members.

The Members of the Company as of the date of this Agreement and their addresses shall be listed on Schedule A and said schedule shall be amended from time to time to reflect the withdrawal of Members and the admission of additional Members pursuant to this Agreement without requiring an amendment to this Agreement. The Members shall constitute a single class or group of members of the Company for all purposes of the Act, unless otherwise explicitly provided herein. The Managing Member shall promptly notify the Members of any changes in Schedule A, which (to the extent in accordance with this Agreement) shall constitute the record list of the Members for all purposes of this Agreement and the Managing Member shall provide a copy of Schedule A to any Member upon request. Members may designate a different address by a notice given to the Company and, upon delivery of such notice, the Managing Member shall so amend Schedule A hereto to reflect such change and provide a copy of such amended Schedule A to each Member. Members holding (a) Preferred Units are individually referred to herein as a “Preferred Member” and collectively as the “Preferred Members” and (b) Members holding

Common Units are individually referred to herein as a “Common Member” and collectively as the “Common Members”; provided that to the extent that Members hold more than one class of Units, the term “Preferred Member” shall only refer to any Member holding Preferred Units with respect to its Preferred Units only and the term “Common Member” shall only refer to any Member holding Common Units with respect to its Common Units only.

Section 3.02 Units.

(a) General. The Members shall have no interest in the Company other than the interest conferred by this Agreement representing, with respect to any Member at any particular time, that Member’s membership interests (including its rights as a Member hereunder), which shall be represented by such Member’s Units. Every Member by virtue of having become a Member shall be held to have expressly assented and agreed to the terms hereof and to have become a party hereto. Ownership of a Unit shall not entitle a Member to any title in or to the whole or any part of the property of the Company or right to call for a partition or division of the same by court decree or operation of law or for an accounting, or for the right to own or use particular or individual assets of the Company or any of its subsidiaries. Except as expressly provided herein, each Member agrees and acknowledges that the business and affairs of the Company shall be managed exclusively by the Managing Member.

(b) Initial Designation.

(i) The Company is initially authorized to have two (2) classes of Units, designated as Common Units (“Common Units”) and Perpetual Preferred Units (“Preferred Units”). Except as expressly provided herein, including subject to Section 2.03, clause (ii) below and Section 3.08, the Managing Member has the exclusive authority to issue Units and to authorize additional Units for issuance. The Units issued to a Member may be represented by a certificate, at the request of such Member.

(ii) Notwithstanding anything in clause (i) above to the contrary, the Preferred Units, with respect to distribution rights and distributions upon liquidation, winding-up and dissolution of the Company, rank senior to all other Units.

(iii) The Common Units, with respect to distribution rights and distributions upon liquidation, winding-up and dissolution of the Company, rank junior to all Preferred Units.

(c) Initial Capital Contribution. Each Member has made or is deemed to have made an initial Capital Contribution, if any, allocated among Units on Schedule A (each, an “Initial Capital Contribution”). Schedule A shall also set forth the agreed upon initial capital account of each of Sponsor and Investor. No Member shall be required to make any additional Capital Contributions to the Company without the consent of such Member. Any non-cash contributions will be valued at their fair market value, as determined in good faith by the Managing Member.

(d) Subsequent Capital Contributions. No Member shall have the obligation to make additional Capital Contributions, provided, however, that the Common Member shall have the right in its sole discretion to make additional Capital Contributions in exchange for additional Common Units without Majority Approval (“Future Common Contributions”).

(e) Certificates. The Company hereby irrevocably elects that all of the Units shall constitute securities within the meaning of Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing the Units shall bear the following legend: “THIS CERTIFICATE EVIDENCES A MEMBERSHIP INTEREST IN CALCASIEU PASS FUNDING, LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.” All Units shall be represented by a certificate in the form of Schedule E attached hereto and, accordingly, each such certificate shall be deemed to be a “certificated security” within the meaning of the UCC. This Section 3.02(e) may not be amended or modified so long as any of the Preferred Units or Common Units are subject to a pledge or hypothecation without the prior written consent of such pledgee (or the transferee of such pledgee).

(f) No Reduction in Member’s Units. Except as otherwise provided in this Agreement or any award hereunder, the number of Units held by a Member shall not be reduced without such Member’s consent.

Section 3.03 Action by Members.

No annual meeting of Members is required to be held. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting if one or more written consents to such action shall be signed by the Members holding the amount of Units required to approve the action being taken. Such written consents shall be delivered to the Managing Member at the principal office of the Company and to any Member that did not sign such written consent and, unless otherwise specified in any unanimous written Member consent, shall be effective on the date when the consent is so delivered and notice thereof is provided. The Managing Member shall give prompt notice to all Members who did not consent to any action taken by written consent of Members without a meeting. No Person holding a Unit shall have any right to vote, approve, consent or participate in any decision by the Company or the Managing Member in any way except as specifically set forth herein or as required by applicable law.

Section 3.04 Voting Rights.

Except as otherwise specifically provided herein or required by law, each outstanding Common Unit shall entitle the holder thereof to one vote on all matters for which the holders of Common Units are entitled to vote after the Redemption in Full Date. Unless otherwise required by the Act or specified elsewhere in this Agreement, all approvals and consents to be taken or given by the Members after the Redemption in Full Date shall require the affirmative vote or the written consent in accordance with Section 3.03 of the holders of a majority of the Percentage Interest entitled to vote thereon.

Section 3.05 Limitation of Liability of Members.

Except as otherwise provided in the Act, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company, and no Member shall be liable to the Company or any other Member for acting in good faith reliance upon the provisions of this Agreement. No Member shall have any responsibility to restore any negative balance in its capital account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by the Act or other applicable law. The failure of the Company to observe any formalities relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Members or Officers responsible for any liability of the Company.

Section 3.06 Unit Transfers.

No Member shall, during the term of this Agreement, Transfer any of the Units now owned or hereafter acquired by it, except in compliance with the provisions this Agreement. The Company will not cause or permit the Transfer of its Units to be made on its register or other books unless the Transfer is permitted or required by the provisions hereof, and will not issue any Units or other equity interests whether by original issue, in connection with the sale of any outstanding equity interests of Company or in connection with any Transfer, except in accordance with the terms hereof. All Transfers of a Member’s Units shall be subject to the limitations on transferability set forth in Article VII. A notice reflecting the substance of such restrictions shall be entered in Schedule A.

Section 3.07 No Right to Withdraw.

Except as set forth in Article VII with respect to Transfers of Units, no Member shall have any right to resign or withdraw from the Company without the written consent of the other Members. Any Member resigning or withdrawing in contravention of this Section 3.07 shall indemnify, defend and hold harmless the Company and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal. No Member shall have any right to receive any distribution or the repayment of its Capital Contribution, except as provided in Article VI. For the avoidance of doubt, any Member wrongfully resigning or withdrawing from the Company shall automatically forfeit all rights to future distributions from the Company, other than with respect to any distributions which have been declared, but unpaid as of any such resignation or withdrawal.

Section 3.08 Issuances of Additional Equity.

Except for Future Common Contributions or upon Majority Approval, the Company shall not issue, offer or sell, or cause to be issued, offered or sold, additional Units or to exchange or cause to be exchanged additional Units for securities or other property.

Section 3.09 Exculpation and Indemnification.

(a) Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of (i) the Members or any officers, directors, unitholders, partners, members, employees, representatives or agents of any of the foregoing, or (ii) the Managing Member or officers of Company (the Persons identified in clauses (i), and (ii), collectively, the “Covered Persons”) nor any former Covered Person shall be liable to Company or any other Person for any act or omission (in relation to Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of Company and is within the scope of authority granted to such Covered Person by this Agreement; provided that a court of competent jurisdiction shall not have determined that such act or omission constitutes fraud, willful misconduct or bad faith.

(b) Indemnification. To the fullest extent permitted by law, Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of Company or which relates to or arises out of Company or its property, business or affairs. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 3.09 with respect to (i) any Claim with respect to which a court of competent jurisdiction has determined that such Covered Person has engaged in fraud, willful misconduct or bad faith, or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by Company in advance of the final disposition of such Claim upon receipt by Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by Company as authorized by this Section 3.09.

(c) Effect of Modification. Any repeal or modification of this Section 3.09 shall not adversely affect any rights of such Covered Person pursuant to this Section 3.09, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(d) Indemnitor of First Resort. Company hereby acknowledges that certain Covered Persons (the “Specified Covered Persons”) may have rights to indemnification and advancement of expenses provided by a Member or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Member Indemnitors”). Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Specified Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Specified Covered Persons, as required by the terms of this Agreement (or any other agreement between Company and the Specified Covered Persons), without regard to any rights the Specified Covered Persons may have against the Member Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Company further agrees that no advancement or payment by the Member Indemnitors on behalf of Company with respect to any Claim for which the Specified Covered Persons have sought indemnification from Company shall affect the foregoing, and the Member Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Covered Persons against Company.

(e) Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Section 3.09 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of Members or otherwise.

ARTICLE IV.

GOVERNANCE MATTERS

Section 4.01 Management of Company.

(a) Management by Managing Member. Subject to the terms of this Agreement and the express rights of the Preferred Members, the management and control of Company and its business and affairs, and the power to act for and to bind Company, shall be vested exclusively in the Managing Member. The Managing Member shall act as a “manager” pursuant to Section 18-402 of the Act.

Section 4.02 Agreement to Take Corporate Actions.

(a) Subject to applicable Legal Requirements, the Members shall themselves do and pass, and/or cause Company at all times thereafter to do and pass, or cause to be done and passed in a timely manner without undue delay, all such acts, meetings, resolutions and corporate actions, and from time to time execute and deliver or cause to be executed and delivered such documents, instruments and agreements as may be required under applicable Legal Requirements or as may be necessary or advisable in the reasonable opinion of any Member, to give effect to and to be responsive to and consistent with the terms and provisions of this Agreement, and to resolutions Approved by Company so that the Members and Company will become subject to all of the obligations and liabilities expressed to be imposed upon them respectively hereunder and the intentions of the Members expressed hereunder can be implemented. The Members agree to attend duly called meetings and vote their Units and otherwise to act in every manner permitted under applicable Legal Requirements, to cause Company to act in the manner provided for herein and in the manner set forth in duly Approved resolutions of the Managing Member and to give effect to the provisions of this Agreement and its purpose and intent, and to the extent necessary and permitted by Legal Requirements.

(b) Following the Commercial Operation Date, subject to applicable Legal Requirements and limitations contained in the Project Financing Documents, the Company shall cause the Company’s subsidiaries (including CP Holdings, Project Company and Pledgor) to distribute all of its Available Cash to the Company on a quarterly basis.

ARTICLE V.

MANAGEMENT OF OPERATIONS

Section 5.01 Officers.

(a) Designation of Officers. The business of the Company shall be managed under the direction of the Managing Member (and the Managing Member shall be deemed to be the manager of the Company as set forth in Section 4.01 hereof) who may exercise all the powers of the Company, except as provided by law or this Agreement. The Managing Member shall have the discretion to determine the duties of one or more of the following officers of the Company and any other officers it deems appropriate: a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Vice-Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries, one or more Assistant Treasurers and any other officers that the Managing Member deems necessary or convenient for the operation of the Company (each individually an “Officer” and, collectively the “Officers”) and shall have the authority to delegate any or all of its duties as manager to certain of such Officers. The Officers, to the extent of their powers, authority and duties set forth in this Agreement or otherwise vested in them by the Managing Member, are agents of the Company for the purposes of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company. As of the date of this Agreement, the Officers of the Company are set forth on Schedule D.

(b) Qualification; Removal. The Officers may be Members and shall hold office until their death, resignation or removal by the Managing Member. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. All employees, agents and Officers shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or Officer of the Company may be suspended by or altered by the Managing Member from time to time.

Section 5.02 Information Rights.

(a) General Information Rights. The Company will furnish to each Member the following information:

(i) As soon as available, but no later than one-hundred twenty (120) days following completion of each fiscal year, the audited consolidated balance sheet of the Company and its subsidiaries as at the end of each such fiscal year and the audited consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and the subsidiaries, setting forth, in each case, in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and the subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby.

(ii) As soon as available, but no later than sixty (60) days following completion of each fiscal quarter (other than the fourth fiscal quarter), the consolidated balance sheet of the Company and the subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and the subsidiaries, setting forth, in each case, the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail and all prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments and the absence of footnotes).

(b) Tax Information Rights. Within 120 days after the end of each fiscal year, the Company shall cause to be delivered to each Member (so long as such Member owned any Units during such prior fiscal year) all information necessary for the preparation of such Member’s income tax returns (whether federal, state or foreign).

(c) Investor Information Rights. From and after the Closing Date, the Company shall provide the Members with customary reports and information with respect to the Company as may be reasonably requested by any Member.

ARTICLE VI.

DISTRIBUTIONS; REDEMPTION

Section 6.01 Distributions on Preferred Units.

(a) Each outstanding Preferred Unit shall be entitled to receive distributions either (i) if so declared by the Managing Member, from Available Cash at the Distribution Rate, or (ii) if the Managing Member does not declare a distribution from Available Cash, in the form of an increase in the Face Value at the Distribution Rate as of the last day of the respective quarter (each such distribution pursuant to clause (ii), an “Accrued Distribution”); provided, that, for each full quarter ending on or after the quarter in which the Commercial Operation Date occurs, the applicable rate for Accrued Distributions shall be at a rate per annum equal to 1% per annum above the Distribution Rate.

(b) Distributions shall accrue and be cumulative and shall be computed on the basis of a 360-day year comprised of four quarters of 90 days each. Accrued Distributions shall accrue and increase the Face Value of each outstanding Preferred Unit, whether or not declared by the Managing Member, in accordance with this Section 6.01.

Section 6.02 Distributions on Common Units.

(a) For each full quarter ending on or prior to the Commercial Operation Date, distributions on Common Units shall be paid from Net LNG Sales Proceeds on the Quarterly Distribution Date following such declaration by the Managing Member to the Members holding Common Units as they appear on the Schedule A at the close of business on the relevant record date for such distribution.

(b) Except as set forth in Section 6.02(a), prior to the eighth anniversary of the Closing Date, distributions on Common Units shall be paid from Available Cash on a quarterly basis on each Quarterly Distribution Date following such declaration by the Managing Member to the Members holding Common Units as they appear on the Schedule A at the close of business on the relevant Quarterly Distribution Date only for so long as at the time of any such distribution (i) the Company has redeemed for cash any Accrued Distributions that have previously cumulated and accrued and (ii) the requisite amount of distribution in cash on the Preferred Units is made on such Quarterly Distribution Date such that no Accrued Distribution is made or outstanding on such Quarterly Distribution Date.

(c) Following the eighth anniversary of the Closing Date but prior to the Redeemed in Full Date, except for Permitted Tax Distributions, (i) no distributions on Common Units shall be declared or paid and (ii) the Company shall use all Available Cash to effect Redemptions as soon as reasonably practicable and in any event on each Quarterly Distribution Date.

(d) Following the Redeemed in Full Date, distributions on Common Units shall be paid from Available Cash on a quarterly basis on each Quarterly Distribution Date following such declaration by the Managing Member to the Members holding Common Units as they appear on the Schedule A at the close of business on the relevant record date for such distribution.

Section 6.03 Distributions Upon Liquidation.

(a) Upon any (i) liquidation, dissolution or winding up of or (ii) bankruptcy, insolvency or other similar event in respect of the Company and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each Preferred Member shall be entitled to be paid in cash, before any amount shall be paid or distributed to the Common Members, an amount per Preferred Unit equal to the Redemption Price (such sum, the “Preferred Preference Amount”). If the amounts available for distribution by the Company to Preferred Members upon a Liquidation Event are not sufficient to pay the aggregate Preferred Preference Amount due to such Preferred Members, such Preferred Members shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled. After the prior payment in full of the Preferred Preference Amount in connection with a Liquidation Event, the remaining assets and funds of the Company available for distribution to its members, if any, shall be distributed among the Common Members in accordance with their Percentage Interest.

(b) The Preferred Members may elect to have treated as a Liquidation Event: (i) any merger, amalgamation or consolidation of the Company or Sponsor into or with another corporation (except one in which the holders of shares of the Company or Sponsor, as applicable, immediately prior to such merger, amalgamation or consolidation continue to hold at least a majority of the voting power of the shares of the surviving corporation), (ii) any sale, Transfer or license of all or substantially all of the assets of the Company or Sponsor, (iii) any sale or Transfer of 50% or more of the voting rights of the Company or Sponsor to a person or group as such terms are used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (each such event, described in clauses (i) through (iii) a “Change in Control Event”), or (iv) an IPO. If such election is made, the Company shall be required to redeem the Preferred Units for an amount per Preferred Unit equal to the Redemption Price, unless the Preferred Members agree otherwise in writing, and all consideration payable to the Members of the Company in connection with any such merger, amalgamation or consolidation or IPO, or all consideration payable to the Company or Sponsor and distributable to Members, together with all other available assets of the Company (net of obligations owed by the Company that are senior to the Preferred Units), in connection with any such asset sale, Transfer or license or IPO, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Company in redemption (out of funds legally available therefor) of, the Preferred Units as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Company and Sponsor shall take such actions as are necessary to give effect to the provisions of this Section 6.03(b), including without limitation, (i) in the case of a merger, amalgamation or consolidation of the Company, causing the definitive agreement relating to such merger, amalgamation or consolidation to provide for a rate at which the Preferred Units are converted into or exchanged for cash, new securities or other property which gives effect to the provisions of this Section 6.03(b), (ii) in the case of a merger, amalgamation or consolidation of Sponsor, redeeming the Preferred Units for a price per Preferred Unit which gives effect to the provisions of this Section 6.03(b), (iii) in the case of an asset sale, Transfer or license of the Company or Sponsor, redeeming the Preferred Units for a price per Preferred Unit which gives effect to the provisions of this Section 6.03(b), or (iv) in the case of an IPO, redeeming the Preferred Units for a price per Preferred Unit which gives effect to the provisions of this Section 6.03(b). The Company and Sponsor shall promptly provide to the Preferred Members such information concerning the terms of such merger, amalgamation consolidation or asset sale or IPO, and the value of the assets of the Company or Sponsor as may reasonably be requested by the Preferred Members. The amount deemed distributed to the Preferred Members upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such Preferred Members by the Company or the acquiring person, firm or other entity, as applicable. Any election by the Preferred Members of the then outstanding Preferred Units pursuant to this Section 6.03(b) shall be made by written notice to the Company at least five (5) days prior to the closing of the relevant transaction.

Section 6.04 Optional Redemption.

(i) At any time and from time to time on or after the third anniversary of the Closing Date, the Company shall have the right, at its option, to elect to cause (and the Company shall cause, to the extent required by Section 6.02(c)) all or any portion of the outstanding Preferred Units (including Accrued Distributions) to be redeemed (each such redemption, a “Redemption”) for cash at a redemption price per Unit equal to:

(A) if the Redemption Date is on or prior to the [***] anniversary of the Closing Date, an amount equal to the product of the Base Return multiplied by [***];

(B) if the Redemption Date is after the [***] anniversary of the Closing Date and on or prior to the [***] anniversary of the Closing Date, an amount equal to the product of the Base Return multiplied by [***];

(C) if the Redemption Date is after the [***] anniversary of the Closing Date and on or prior to the [***] anniversary of the Closing Date, an amount equal to the product of the Base Return multiplied by [***];

(D) if the Redemption Date is after the [***] anniversary of the Closing Date, an amount equal to the Base Return;

(such amount, the “Redemption Price”).

(ii) Prior to any Redemption, the Company shall deliver to the Preferred Members a notice setting forth: (i) the date on which the redemption will occur (the “Redemption Date”), which shall be no earlier than five (5) Business Days after the date such notice is given; and (ii) with respect to each Preferred Member, the number of Preferred Units subject to redemption and the price to be paid to such Preferred Member in respect thereof.

(iii) The aggregate Redemption Price shall be payable in cash in immediately available funds to the respective Preferred Members on the Redemption Date.

ARTICLE VII.

TRANSFERS; PREFERENTIAL PURCHASE RIGHTS; EXEMPT TRANSFERS

Section 7.01 Restrictions on Transfer.

A Member shall have the right to Transfer its Units to any third party solely as provided in, and subject to, this Article VII and may not otherwise Transfer such Units. Except as set forth in Section 7.02, no Member may transfer any Units. Any Transfer not expressly permitted herein shall be void and of no effect.

Section 7.02 Permitted Transfers.

Notwithstanding anything to the contrary in Section 7.01, but subject to Section 7.03:

(a) a Member’s Units may be pledged to secure bona fide third party indebtedness and foreclosures (but excluding any subsequent Transfer) of such pledge may be made, and Permitted Upstream Transfers may be made;

(b) a Member may Transfer its Units to an Affiliate that is a direct or indirect wholly-owned subsidiary of such Member and that is not a Prohibited Person, provided that, in each case, such Affiliate shall assume the obligations of the Member and become a party to this Agreement in accordance with Section 7.03;

(c) a Preferred Member may Transfer its Preferred Units in connection with a Transfer of such Preferred Member’s Transfer of its Units (as such term is defined in CP Holdings LLC Agreement) in accordance with the terms of CP Holdings LLC Agreement to any Person who is not a Prohibited Person, as permitted by Section 7.03; and

(d) following expiration of the Lock-Up Period applicable to such Member, the Common Member may Transfer all or a portion of such Common Member’s Common Units to any person who is not a Prohibited Person, as permitted by Section 7.03.

Section 7.03 Transfer Procedures.

(a) Except pursuant to Transfers permitted by Section 7.02(a) or Section 7.02(b) or any foreclosure (but excluding any subsequent Transfer) of the pledge permitted by Section 7.02(a), no Member shall directly Transfer less than all of its Units or directly Transfer its Units to a Transferee that is not just one (1) Person (or Affiliated group of Persons) without the consent of the other Member, which may be withheld or conditioned at such Member’s sole discretion. Notwithstanding anything to the contrary, no direct Transfer of Units held by the Sponsor shall be made or effective (and any purported such Transfer shall be null and void) prior to the Redemption in Full Date.

(b) No Transfer may be made unless the Transferee (if a direct Transferee) (A) agrees in writing to be bound by the provisions of this Agreement as though it were a Member hereunder, and (B) unless waived by the Managing Member (in the case of a Transfer of the Preferred Units) or Majority Approval (in the case of a Transfer of the Common Units), causes to be delivered to the Company, at such Transferee’s sole cost and expense, a favorable opinion from legal counsel reasonably acceptable to the Managing Member (or a designee of the Managing Member to whom such authority has been delegated), to the effect that such Transfer does not violate or result in registration being required under any applicable United States federal securities law. In addition, such Transferee shall execute and deliver such other instruments and documents, in form and substance reasonably satisfactory to the Managing Member (including any instrument necessary to cause the Transferee to become a Member), as are reasonably requested by the Company in connection with such Transfer, and all other Members agree to execute and deliver such amendments hereto as are reasonably necessary to cause such Transferee to become a Member if requested by the Managing Member.

(c) Any Transfer that would cause a Person other than a wholly-owned subsidiary of Sponsor to obtain Control of the Company shall be void ab initio unless such Person shall not cause a “Change of Control” (as defined in the Project Financing Documents).

(d) Notwithstanding anything to the contrary herein, no Member, without Approval by the Managing Member, may Transfer all or any portion of its Units to any Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(e) Any Transfer that would cause (1) an Event of Default (as such term is defined in the Project Financing Documents), or other breach or default which (with notice, passage of time or otherwise) would give rise to the right of the Senior Lenders to exercise remedies under the Project Financing Documents, (2) a material breach by the Company or any of its subsidiaries, or termination, of any of the Key Project Contracts or (3) a material breach by CP Holdings or any of its Affiliates of the CP Holdings LLC Agreement shall be void ab initio.

(f) Any Transfer that would breach, violate or result in material non-compliance with any Governmental Authorization issued by FERC or the U.S. Department of Energy shall be void ab initio.

(g) The Members shall take, or shall cause Company to take, any actions as may be required to approve any Transfers of Common Units that are authorized in accordance with the provisions of this Article VII.

(h) The Company will reasonably (and use commercially reasonable efforts to cause its representatives to) cooperate in connection with any contemplated Transfer of Preferred Units (including, without limitation, participation in diligence and marketing efforts) at the sole expense of the Member Transferring such Units.

(i) The terms and conditions of any confidentiality agreement relating to a proposed Transfer by a Member are subject to the Company’s prior approval (not to be unreasonably withheld, conditioned or delayed) to the extent such confidentiality agreement does not protect the Confidential Information from further disclosure by such potential Transferee to the same extent as the Parties are obligated under Article IX; and each such Member agrees that it shall enforce and cause any such potential Transferee to abide by Article IX as if such proposed were directly bound thereby to the same extent as such member).

Section 7.04 Exit Cooperation.

(a) Following the expiration of the Lock-Up Period, if so requested by the Investor and Investor or its Affiliates have made a similar request under Section 7.05 of CP Holdings LLC Agreement, the Company and each other Member shall use commercially reasonable efforts to assist with and facilitate the marketing of the Transfer of any or all of the Preferred Units owned by the Investor or its Affiliates and any related Transfer transaction, including (in the case of the Company) by retaining an investment banker and legal counsel selected by the Investor (and reasonably acceptable to the Company) to market and implement the transaction to prospective investors that are permitted to acquire such Units in accordance with the terms hereof, making available reasonable due diligence information related to the Company and its subsidiaries and making its officers and personnel available to reasonably participate in connection with such efforts, provided, that neither the Company nor any Member nor any of their respective Affiliates shall be required to, or to cause any other Person to, waive any rights, make any concessions, incur any material liability or obligation, or amend or modify the terms of any contract or agreement in connection with the provision of the marketing assistance as contemplated hereby, and provided further, that the Company shall be entitled to establish reasonable due diligence processes and procedures so as to minimize the disruption on the ordinary operations of the Company and its subsidiaries. All fees, costs and expenses incurred by the Company, any non-participating Member or any of their respective Affiliates in connection with any transaction (whether or not consummated) arising from the exercise of the marketing rights described in this Section 7.04 (including the fees, costs and expenses of any investment banker or legal counsel engaged by the Company, any such non-participating Member or any of their respective Affiliates, but not including any internal costs or overhead incurred by the Company or any non-participating Member or any of their respective Affiliates in furtherance of this Section 7.04) shall be borne and paid by the Investor or its Affiliates.

(b) For the avoidance of doubt, Section 7.04(a) shall not limit the applicability of the other clauses of this Article VII.

(c) Notwithstanding anything herein to the contrary, if as of the date that is the ten (10) year anniversary of the Closing Date the Investor or any of its Affiliates hold any Units, the restrictions included in this Article VII (other than Section 7.03(b) or (e)) shall no longer apply to the Investor or any such Affiliate, but, for the avoidance of doubt the foregoing restrictions shall still apply to each other Member; provided, that this Section 7.04(c) shall not permit Investor or any such Affiliate to Transfer any Units to any Prohibited Person.

ARTICLE VIII.

GOVERNING LAW; DISPUTES

Section 8.01 Governing Law; Consent to Jurisdiction.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to choice of laws or conflict of laws principles that would require or permit the application of the laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event that such court does not have jurisdiction, to the exclusive jurisdiction of the U.S. District Court for the District of Delaware) respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder. Each of the Parties hereby agrees that service of any legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 11.01.

Section 8.02 Dispute Resolution.

(a) Except as otherwise provided herein, in the event of any dispute, claim or difference arising between the Parties in respect of the subject matter, the interpretation or the effect of this Agreement, such Parties (the “Involved Parties”) shall use their best endeavors to settle successfully such dispute, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach an equitable solution satisfactory to the Involved Parties.

(b) If the Involved Parties do not reach a solution within a period of 30 days, then either party may submit such matter to the Court of Chancery of the State of Delaware (or in the event that such court does not have jurisdiction, to the U.S. District Court for the District of Delaware).

Section 8.03 Continuing Obligations.

Pending settlement of any dispute, the Parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an order of a court settling such dispute.

Section 8.04 Waiver of Jury Trial.

EACH MEMBER AND THE COMPANY HEREBY IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.

ARTICLE IX.

CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

Section 9.01 General.

Confidential Information shall not be disclosed by a Member or any of its Affiliates to any third party or the public without the prior written consent of Investor with respect to a disclosure by Sponsor or its Affiliates with respect to a disclosure by Investor or its Affiliates. Company shall not disclose Confidential Information except as permitted pursuant to Section 9.02 without the Approval of the Managing Member and the Investor.

Section 9.02 Exceptions.

The restriction imposed by Section 9.01 shall not apply to a disclosure of Confidential Information:

(a) to government agencies as required by the terms of any Governmental Authorizations;

(b) to direct or indirect equityholders, directors, officers, employees, partners (including limited partners), members, agents, and attorneys of a Party or an Affiliate of a Party who have a bona fide need to know such Confidential Information for purposes related to the disclosing Member’s interest in the Company and who have been advised of the confidential nature of such information;

(c) to any third party to whom the disclosing Member or its Affiliates lawfully contemplates a Transfer of all or any part of its interest in or to this Agreement and the Units (in accordance with the terms hereof);

(d) to a Governmental Authority or stock exchange or to the public which the disclosing Member or its Affiliates believes in good faith is required to be made by (i) any applicable Legal Requirements, (ii) any order, decree or directive of any competent judicial, legislative or regulatory body or authority applicable to the disclosing Party or its Affiliates or (iii) the rules of any relevant stock exchange or securities regulatory authority; provided that any obligation to file all or a portion of this Agreement with any securities regulatory authority shall be in accordance with Section 9.05;

(e) to (i) the Senior Lenders, (ii) any other actual or potential lenders, investors or underwriters of the disclosing Party or its Affiliates who have a bona fide need to be informed and (iii) any ratings agency that is providing or has been requested to provide a credit rating for the debt or preferred equity financing of the Project Company or any direct or indirect parent company of the Project Company or such Party or its Affiliates;

(f) to independent accountants, legal counsel or other technical or professional advisors engaged by a Party or its Affiliates for the purpose only of enabling such accountants,

legal counsel or other professional advisors to give appropriate advice in respect of matters arising under this Agreement related to operations of the Company or in respect of the normal business operations of the disclosing Party or its Affiliates;

(g) to any recognized merchant or investment banking firm engaged in giving advice to the disclosing Member or its Affiliates in connection with this Agreement or in respect of the normal business operations of the disclosing Member or its Affiliates; or

(h) in connection with any legal proceeding arising in connection with this Agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the disclosing Party and approved by the court.

In any case involving disclosure by a Member to which Section 9.02(a), (c), (d), (e) or (g) is applicable (subject to Section 9.03 with respect to disclosures required by applicable Legal Requirements), the disclosing Member shall, except as provided in Section 9.03, give notice to Sponsor with respect to any disclosure by Investor or its Affiliates or to Investor with respect to any disclosure by Sponsor or its Affiliates, in each case, at least seven days in advance of the making of such disclosure; provided, however, that such notice shall not be required with respect to information disclosed pursuant to Section 9.02 on a regular basis in the ordinary course of business or in connection with any Permitted Upstream Transfer. Such notice shall identify the Confidential Information to be disclosed and the recipient. As to any disclosure pursuant to Section 9.02(b), (c), (e), (f) or (g), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed. As to any disclosure pursuant to Section 9.02(a) or (d), the disclosing Member shall disclose, or permit the disclosure of, only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof. As to any disclosure pursuant to Section 9.02(c), (e) or (g), such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Article IX. Notwithstanding the absence of a required written agreement, the disclosing Party shall be responsible for assuring that no unauthorized disclosure of information to be kept confidential pursuant to Section 9.01 is made by any Person receiving information pursuant to Section 9.02(b) or (f); provided that no Party shall be liable to any other Party for the fraudulent or negligent disclosure of Confidential Information by any such Person if the Party who seeks to take the benefit of this clause shall have taken reasonable steps to ensure the preservation and confidential nature of the information.

Section 9.03 Public Announcements.

Each Member shall, in advance of making, or any of its Affiliates making, a public announcement to a stock exchange or otherwise concerning this Agreement or the Company, advise the other Member of the text of the proposed report and provide the other Member with the opportunity to comment upon the form and content thereof before the same is issued; provided, however, that a Member or an Affiliate may make a public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning the publicly traded securities of its direct or indirect parent (in which case the disclosing Member will use its reasonable best efforts to advise the other Member prior to the disclosure). If the other Member does not respond within 48 hours (excluding days that are not Business Days) or such lesser time specified as the maximum by the issuing Member or Affiliate, the announcement or report may be issued. The final text of the same and the timing, manner and mode of release shall be the sole responsibility of the issuing Member who shall indemnify, defend and hold the other Member and its Affiliates, together with Company and Company, harmless in respect of any third party claims arising therefrom.

Section 9.04 Duration of Confidentiality.

The provisions of this Article IX shall apply during the term of this Agreement and for two years following termination of this Agreement and, as to any Member who Transfers its Units in accordance with Article VII, for two years following the date of such occurrence.

Section 9.05 Redacted Filings.

If a Member determines that this Agreement is or has become a material contract that is required to be filed pursuant to applicable securities laws or other Legal Requirement, such Member covenants:

(a) to file on EDGAR, as applicable, a redacted version of this Agreement in order not to prejudicially affect the interests of the Members; and

(b) to consult with the other Members on the preparation of such redacted Agreement prior to filing.

ARTICLE X.

TERMINATION

Section 10.01 Termination of Agreement.

(a) Termination. Except as otherwise provided herein, this Agreement shall continue in full force and effect without limit until the earlier of the following events:

(i) all the Members agree in writing to terminate this Agreement;

(ii) an effective resolution is passed or a binding order is made for the winding up of Company; or

(iii) there remains only one Member;

provided, however, that this Agreement shall cease to have effect with regards to any Person who ceases to hold directly or indirectly any Units pursuant to and in accordance with the terms of this Agreement save for any provisions hereof which, expressly or by implication, are to continue in full force and effect thereafter.

(b) Winding Up. If Company is wound up by way of a voluntary winding up Approved by the Managing Member, the Members shall procure a liquidator that is acceptable to each of the Members.

Section 10.02 Right to Data After Termination.

After termination of this Agreement by written agreement of all Parties, each Member shall be entitled to copies of all information related to the Company during the term of this Agreement not previously furnished to it, but a Member shall not be entitled to any such copies after any other termination for any other reason.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01 Notices.

All notices and other communications hereunder shall be in writing, and shall be effective (i) when personally delivered, including delivery by express courier service, (ii) on the day of receipt specified in any return receipt if it shall have been deposited in the mails or (iii) if transmitted by fax or electronic mail, on the date of transmission, in each case, to the addressee Party’s principal address stated below, whichever of the foregoing shall first occur; provided that any notice received after normal business hours at the place of delivery shall not be effective until the next Business Day at the place of delivery. Until otherwise specified by notice, the addresses for any notices shall be:

(a)	If to Sponsor to:

Venture Global Calcasieu Pass Holding, LLC

1001 19th Street North

Suite 1500

Arlington, VA 22209

Attention: Chief Financial Officer

Fax No.:  [***]

Email:  [***]

with a copy to:

Latham & Watkins LLP

885 3rd Avenue

New York, NY 10022

Attention: [***]

(b)	If to Investor, to:

Stonepeak Bayou Holdings II LP

c/o Stonepeak Infrastructure Partners

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Attention:   [***]

Email:    [***]

and:

Stonepeak Bayou Holdings II LP

c/o Stonepeak Infrastructure Partners

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Attention:   [***]

Email:   [***]

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:   [***]

Email:   [***]

(c)	If to Company to:

Calcasieu Pass Funding, LLC

1001 19th Street North

Suite 1500

Arlington, VA 22209

Attention: Managing Member

Fax No.: [***]

Email:    [***]

A Party may change its address from time to time by notice to the other Parties.

Section 11.02 Assignment.

No Party may Transfer all or any portion of its rights and/or obligations under this Agreement except in accordance with the applicable provisions hereof. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.03 Waiver.

Except as otherwise provided in this Agreement, failure on the part of any Party to exercise any right hereunder or to insist upon strict compliance by any other Party with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition or limit the Party’s right thereafter to enforce any provision or exercise any right, power or remedy. No provision of this Agreement shall be construed to be a waiver by any of the Parties of any rights or remedies such Party may have against any other Party for failure to comply with the provisions of this Agreement and, except as expressly provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or hereafter existing at law or in equity.

Section 11.04 Amendments.

This Agreement may not be amended or modified except by a written instrument signed by all of the Members, and Company shall be bound by any such amendment or modification. No Member shall be bound by any modification or amendment of this Agreement or waiver of any provision hereof unless such modification, amendment or waiver is set forth in a written instrument signed by each of the Members.

Section 11.05 Force Majeure.

The obligations of a Party shall be suspended to the extent and for the period that performance by such Party is prevented by any event of Force Majeure; provided that the affected Party shall give notice to the other Parties promptly, but in no event later than 30 days after the suspension of performance, stating in such notice the nature of the suspension, the reasons for the suspension and the expected duration of the suspension. The affected Party shall resume performance as soon as reasonably possible. Any time period during which performance must be achieved and as to which such performance is delayed because of Force Majeure shall be extended by a period equal to the period of suspension. Notwithstanding anything in this Section 11.05 to the contrary, an event of Force Majeure shall not excuse any payment obligation of any Party hereunder.

Section 11.06 Further Assurances.

Each Party shall take from time to time upon request of another Party, for no additional consideration, such actions and shall execute and acknowledge in form required by law for recording or registering with the proper Person and shall deliver to the requesting Party such notices, deeds or other instruments incorporating, referring to, or carrying out the provisions of this Agreement as the requesting Party may reasonably deem necessary in order to preserve or protect its interest under this Agreement or as may be reasonably necessary or convenient to implement and carry out the intent, provisions of and purpose of this Agreement.

Section 11.07 Survival of Terms and Conditions.

The provisions of this Agreement shall survive its termination to the full extent necessary for their enforcement and the protection of the Party in whose favor they run.

Section 11.08 Entire Agreement.

This Agreement, including all attached Schedules, and the Purchase Agreement contain the entire and final understanding of the Members and supersede all other prior agreements and understandings between the Members related to the subject matter of this Agreement.

Section 11.09 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. The validity of remaining sections, provisions, terms and parts of this Agreement shall not be affected by a court, administrative board or other proceeding of competent jurisdiction deciding that a provision, term or part of this Agreement is illegal, unenforceable, in conflict with any law or contrary to public policy. In such event the Parties shall undertake good faith efforts to amend this Agreement in order to replace such provision by a reasonable new provision or provisions which, as far as legally possible, shall approximate what the Parties intended by such original provision and the purpose thereof. Without limiting the generality of the foregoing, nothing in this Agreement shall require any Manager to act in contravention of the duties imposed on such Manager by applicable Legal Requirements.

Section 11.10 No Third-Party Beneficiary.

Except as specifically provided herein, no term or provision of this Agreement or the Schedules hereto is intended to be, or shall be construed to be, for the benefit of or enforceable by any Person, including any investment banker, broker or agent, and no such other Person shall have any right of cause of action hereunder. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company or any Member, other than the provisions of Section 7.02(a) which are for the benefit of, and may be enforced by a creditor of a Member.

Section 11.11 Time Is of the Essence.

A material consideration of the Members entering into this Agreement is that the other Members will make all contributions and other payments as and when due and will perform all other obligations under this Agreement in a timely manner. Except as otherwise specifically provided in this Agreement, time is of the essence for each and every provision of this Agreement.

Section 11.12 Limitation of Liability.

Each Party waives any claim for incidental or consequential damages hereunder, including damages for lost profits or for the speculative value or development potential of the business conducted by the Company.

Section 11.13 Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile signatures, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VENTURE GLOBAL CALCASIEU PASS HOLDING, LLC

By	/s/ D. Michael Eberhardt
Name: /s/ D. Michael Eberhardt
Title: Chief Financial Officer

[Signature Page to Calcasieu Pass Funding LLCA]

CALCASIEU PASS FUNDING, LLC

By	/s/ D. Michael Eberhardt
Name: /s/ D. Michael Eberhardt
Title: Chief Financial Officer

[Signature Page to Calcasieu Pass Funding LLCA]

STONEPEAK BAYOU HOLDINGS II LP

By: Stonepeak Associates III LLC, its general partner

By: Stonepeak GP Holdings III LP, its sole member

By: Stonepeak GP Investors III LLC, its general partner

By: Stonepeak GP Investors Manager LLC, its
managing member

By:	/s/ Jack Howell
Name: Jack Howell
Title: Senior Managing Director

[Signature Page to Calcasieu Pass Funding LLCA]

Schedule A

Members

[Omitted]

08-16-2019

Schedule B

Officers

[Omitted]

08-16-2019

Schedule C

Form of Certificates

[Omitted]

08-16-2019